Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 26, 2006 by and between United Therapeutics Corporation (the “Company”) and David Zaccardelli, Pharm. D. (the “Executive”).

WHEREAS, the Company has employed Executive since January 5, 2004 and desires to continue to employ Executive as Senior Vice President, Pharmaceutical Development, subject to the terms and conditions herein set forth; and

WHEREAS, the Company and Executive desire this Agreement to supersede and replace on a going-forward basis all previous or existing agreements between the Company and Executive relating to the subject matter covered by this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.             Employment.  Upon the other terms and conditions hereinafter stated, the Company agrees to employ the Executive and the Executive agrees to accept employment by the Company for the term set forth in Section 2 hereof and in the position and with the duties and responsibilities set forth in Section 3 hereof.  Executive warrants that he is under no restriction that would prevent him from entering into this Agreement and from complying with all of its provisions to their fullest extent.

2.             Term.  The term of this Agreement will commence on June 26, 2006 and end on the fifth anniversary of such date (the “Initial Term”), and thereafter shall continue from year to year for additional one-year terms (the “Additional Terms”), unless and until either party shall give notice of such party’s intent to terminate not less than 60 days prior to the end of the then-current Initial Term or Additional Term, which termination shall be effective at the expiration of said term, or until sooner terminated as hereinafter set forth.

3.             Position and Duties.

(a)           Executive shall serve as Senior Vice President, Pharmaceutical Development, with such duties and responsibilities (i) as are normally performed by such an executive of a biotechnology company, and (ii) as may be assigned to Executive from time to time by Roger Jeff’s the Company’s President & COO.  The Executive shall report to the Company’s President & COO or his designee.  The Executive shall at all times exert his best efforts and loyalty on behalf of the Company and shall devote full time and attention to such employment.

(b)           Executive shall perform his duties from the Company’s Research Triangle Park, North Carolina offices, although Executive will travel as necessary or desirable to fulfill his duties and responsibilities to the Company.

(c)           The Executive agrees to abide by all employment guidelines and policies as may be developed from time to time by the Company and applicable to all employees of the Company, including, without limitation, the United Therapeutics Corporation Company Manual, the United Therapeutics Corporation Securities Trades by Company Personnel Policy and the United Therapeutics Corporation Media & Analyst Communication Policy.

4.             Compensation and Related Matters.  The Company shall provide the following compensation and benefits to the Executive:

(a)           The Company shall pay to the Executive an annual base salary of Two Hundred and Fourteen Thousand Eight Hundred and Twelve Dollars ($214,812.00) (the “Base Salary”) such annual base salary to be subject to review and increase annually by the Company at the Company’s discretion.  The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures.  The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law or authorized by the Executive with respect to payment of the Base Salary and all other amounts and benefits payable under this Agreement.

(b)           Executive is eligible to participate in the standard health, dental, vision care, short and long-term disability, life insurance and 401(k) benefits provided to the Company’s employees.  Detailed benefits information including employee costs will be included Executive’s new hire package.  Additionally, in Executive’s new hire package Executive will receive a copy of the Employee Handbook that explains many of United Therapeutics’ policies and procedures.

5.             Expenses.  The Executive shall be reimbursed by the Company for reasonable travel and other expenses that are incurred and accounted for in accordance with the Company’s normal practices.

6.             Vacation.  The Executive is currently entitled up to 16 days of annual vacation leave, which is accrued each pay period.  Additional vacation time will be accrued after each completed year of service based on the Executive’s hire date in accordance with the Employee Handbook.

7.             Termination of Employment.

(a)           The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)           The Company may terminate the Executive’s employment hereunder as set forth in Section 2 above, and under the following circumstances:

(i)            If, as a result of the Executive’s incapacity due or other disability owing to physical or mental illness, the Executive shall have been unable to perform all of the Executive’s material duties hereunder by reason of illness, or physical or mental disability or other similar capacity, which inability shall continue for more than two (2) consecutive months, the Company may terminate the Executive’s employment hereunder.

(ii)           The Company may terminate the Executive’s employment hereunder for “Cause.”  For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the (A) failure of the Executive (other than for reasons described in Sections 7(a) and 7(b)(i) hereof) to perform or observe any of the material terms or provisions of this Agreement;  (B) negligent or unsatisfactory performance of the Executive’s duties under this Agreement and the failure of the Executive, within 10 days after receipt of notice from the Company setting forth in reasonable detail the nature of the Executive’s negligent or unsatisfactory performance, (i) to provide the Company with a reasonably satisfactory explanation of the Executive’s actions (or inaction) and (ii) to correct to the satisfaction of the Company any reasonably identified deficiencies; (C) employment- or profession-related misconduct or other employment- or profession-related similar action on the part of the Executive; (D) conviction of the Executive of a crime involving a felony, fraud, embezzlement or the like; or (E) misappropriation of the Company funds or misuse of the Company’s assets by Executive, or other act of dishonesty by Executive.

(c)           Any termination of the Executive’s employment by the Company or by the Executive (other than pursuant to Section 7(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(c) hereof, which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(d)           For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;  (ii)  if the Executive’s employment is terminated pursuant to Section 7(b)(i) hereof, thirty (30) days after the Notice of Termination; provided, however, that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30) day period; (iii) if the Executive’s employment is terminated pursuant to Section 7(b)(ii) hereof, the date specified in the Notice of Termination (which date, in the case of termination of Executive’s employment solely pursuant to clause (B) of Section 7(b)(ii) by reason of inadequate performance, shall not be sooner than thirty (30) days from the date of the Notice of Termination); and (iv) if the Executive’s employment is terminated for any other reason, the date on which the Notice of Termination is given.

(e)           Following termination of this Agreement, Executive shall promptly make himself reasonably available to assist the Company with any information or other requests.

8.             Compensation Upon Termination.

(a)           If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time of the Executive’s death.

(b)           During any period that the Executive fails to perform the Executive’s duties hereunder solely as a result of incapacity due to physical or mental illness (“disability period”), the Executive shall continue to receive the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company hereof, at the time such payments are due; provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any such payment.

(c)           If the Executive shall terminate the Executive’s employment or the Company terminates the Executive’s employment for Cause as provided in Section 7(b)(ii) hereof, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, and the Company shall have no further obligations to the to the Executive under this Agreement.

(d)           Subject to Section 8(e) below, if the Company terminates Executive’s employment without Cause, the Company shall pay to Executive an amount equal to Executive’s Base Salary for the time remaining in the then-current Initial Term or Additional Term, payable in semi-monthly installments and as is otherwise consistent with the Company’s payroll procedures.

(e)           Compensation to Executive upon termination described in this Section 8 shall be and is hereby made expressly contingent upon Executive’s ongoing compliance with non-competition, confidentiality, non-solicitation, continuing cooperation and all other obligations of Executive that survive termination of this Agreement.

9.             Intellectual Property Rights.  Because of the highly specialized and technical nature of the business of the Company and the nature and scope of Executive’s employment, Executive agrees that the entire right, title, and interest, in and to all inventions, discoveries, materials, authorship, derivatives and results and proceeds of Executive’s efforts in any form or media, including without limitation, all domestic and foreign patents, trade secrets and copyrights in and to all inventions, processes, written works, and other forms of intellectual property (“Intellectual Property”), which Executive makes, conceives, reduces to practice or develops, in whole or in part, during the term of this Agreement in the furtherance of the Company’s business (whether or not made during the hours of employment or with the use of Company’s materials, facilities or personnel, either solely or jointly with others), or after termination of employment if such Intellectual Property is based upon Confidential Information, shall be solely and exclusively owned by the Company, its successors licensees and assigns, and no other individual or entity shall have any interest therein of any kind or nature.  In full consideration of the compensation provided to Executive by the Company, Executive agrees to each and all of the following:

(a)       Patents and Trade Secrets.

1.     Executive shall promptly disclose and shall and hereby does assign and transfer to United Therapeutics all right, title and interest in and to any patentable or unpatentable inventions, discoveries, and ideas which are made or conceived in whole or in part by or on behalf of Executive in the course of or as a result of his employment hereunder, or that relate directly to, or involve the use of Confidential Information and the Work.  In the event that Executive has any right in the work which cannot be assigned, Executive agrees to waive enforcement worldwide of such right against United Therapeutics, its successors, distributors, licensees and assigns or, if necessary, hereby grants a fully-paid up worldwide exclusive license to United Therapeutics with the right to sublicense and assign.

2.     Executive shall timely assist United Therapeutics in the filing and prosecution of patent applications covering such inventions, discoveries or ideas and will promptly execute and furnish any and all documents as may be required to establish United Therapeutics’ sole and exclusive ownership thereof.  Executive hereby grants United Therapeutics the exclusive right, and appoints United Therapeutics as Executive’s attorney-in-fact (such power of attorney being coupled with an interest therein) to execute and prosecute an application for domestic and/or foreign patent or other statutory protection, and Executive shall execute and deliver to United Therapeutics, without charge to United Therapeutics but at United Therapeutics’ expense, such other documents of registration and recordation, and do such other acts, such as give testimony in support of Executive’s inventorship, as may be necessary in the opinion of United Therapeutics to vest in United Therapeutics or any other party nominated by United Therapeutics, or otherwise to protect, the exclusive rights conveyed and/or granted to United Therapeutics pursuant to this Agreement.

3.     In the event that United Therapeutics decides not to pursue patent protection for any discovery or creation made by Executive, and instead decides to protect the discovery or creation pursuant to the trade secret laws of any jurisdiction, such decision shall not be construed as a waiver of United Therapeutics’ rights pursuant to this Agreement.  At United Therapeutics’ expense, Executive shall also take whatever steps are necessary to sustain United Therapeutics’ claim to such trade secrets, including but not limited to: (i) maintaining the confidential nature of any such discoveries or creations; and (ii) testifying and providing other support and substantiation for United Therapeutics’ claims with regard to the discovery or creation.

4.  With respect to discoveries made by Executive, Executive shall maintain notebooks and other records adequate to describe such discovery to others conversant in the subject of the technology and to establish the date and circumstances of such discovery.  Executive shall notify United Therapeutics of any such discoveries and shall make copies of all documents or reports relating to such discoveries available to United Therapeutics.  Any discovery shall be reported to United Therapeutics regardless of whether, in Executive’s opinion, a given discovery is of value to United Therapeutics, or is protectable under patent, copyright or the laws of any jurisdiction.

(b)       Copyrights.

1.     All materials, authorship, derivatives and other work prepared by Executive in any form or media that relate to the Work (“Authorship”) shall be considered as “Works Made for Hire” (as that term is defined under U.S. Copyright Laws) and, as such shall be owned solely and exclusively by and for the sole and exclusive benefit of United Therapeutics.

2.     In the event that it should be determined that (i) any of such Authorship shall not be considered as a Work Made for Hire for any reason, or (ii) Executive acquires any right, title or interest in or to any Authorship prepared by Executive in any such Authorship, then in either such event, Executive will and hereby does assign and transfer to United Therapeutics all right, title and interest possessed by Executive in all such Authorship and will promptly execute and furnish any and all documents as may be required to establish United Therapeutics’ sole and exclusive ownership thereof.  For the purpose of producing such documentation Executive hereby irrevocably appoints United Therapeutics as its attorney in fact to execute such documents on its behalf, such power of attorney being coupled with an interest therein.  In the event that Executive has any right in the work which cannot be assigned, Executive agrees to waive enforcement worldwide of such right against United Therapeutics, its successors, distributors, licensees and assigns or, if necessary, hereby grants a fully-paid up worldwide exclusive license to United Therapeutics with the right to sublicense and assign.

(c)           Original Work.  Executive agrees that Executive shall not include any material owned by a third party in any written, copyrightable or patentable material furnished or delivered by Executive under this Agreement without the unconditional written consent of the owner of such intellectual property rights unless specific advance written approval is obtained from United Therapeutics for inclusion of such material including third party intellectual property rights.  Executive also agrees that all work (or tangible expression of an idea) that Executive creates or contributes to United Therapeutics in the course of his employment hereunder will be created solely by Executive, will be original to Executive, and will be free of any third party claims or interests.  Executive has not and hereby does not transfer any Intellectual Property rights owned or held solely by Executive to the Company relating to periods prior to the date of this Agreement and retains all rights to same provided, however, that Executive acknowledges that Intellectual Property rights that he created as an employee of the United Therapeutics Corporation prior to the date of this Agreement, and not otherwise previously assigned or transferred prior to the date of this Agreement are solely owned by the Company as a work made for hire.

(d)       Use.  United Therapeutics and its respective successors, licensees, and assigns shall have the sole and exclusive right to practice, or to make, use or sell products, processes or services derived from any discoveries or creations within the scope of this Agreement, whether or not patentable or copyrightable under the laws of any jurisdiction, or protected by the trade secret laws of any jurisdiction.

(e)       Infringement Actions.  In the event that United Therapeutics shall bring an infringement suit against any third parties or shall be sued by any third parties as a result of Executive’s authorship or creation, including without limitation any addition and/or modification of the aforementioned items of Confidential Information, Executive agrees to cooperate reasonably without charge to United Therapeutics, but at its request and expense, in defending against or prosecuting any such suit.  This right shall be cumulative to any other rights of United Therapeutics hereunder.

10.          Obligation of Confidentiality and Non-Competition.

(a)           Executive agrees that Executive has a fiduciary duty to the Company and that Executive shall hold in confidence and shall not, except in the course of performing Executive’s employment obligations or pursuant to written authorization from the Company, at any time during or for three years after termination of Executive’s relationship with the Company knowingly (a) directly or indirectly reveal, report, publish, disclose or transfer the Confidential Information or any part thereof to any person or entity; (b) use any of the Confidential Information or any part thereof for any purpose other than for the benefit of the Company; (c) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof or (d) solicit (on Executive’s behalf or on behalf of any third party) any employee of the Company for the purpose of providing services or products which Executive is prohibited from providing hereunder.

(b)           Executive agrees that all Confidential Information, as defined below, shall belong exclusively and without any additional compensation to the Company.  For the purposes of this Agreement, “Confidential Information” shall mean each of the following:  (a) any information or material proprietary to the Company or designated as confidential either orally or in writing by the Company; and (b) any information not generally known by non- Company personnel; and (c) any information which Executive should know the Company would not care to have revealed to others or used in competition with the Company; and (d) any information which Executive made or makes, conceived or conceives, developed or develops or obtained or obtains knowledge or access through or as a result of Executive’s relationship with the Company (including information received, originated, discovered or developed in whole or in part by Executive) from the initial date of Executive’s employment with the Company.

(c)           Executive agrees not to accept employment from, nor render services in any capacity for, nor have any other business relationships with, nor engage in any business activity in which it would be useful or helpful to Executive or others with whom he is associated for Executive to use or disclose Confidential Information of the Company with, a person or entity engaged in a business located anywhere in the world which directly competes with the Company’s then existing or planned business a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause.  A person or entity directly competes with the Company’s then existing or planned business if such individual or entity is engaged in, or about to become engaged in, research on, or development, production, manufacture, marketing, merchandising, leasing, selling, licensing, servicing or promotion of a Competing Product.  As used in this Agreement, a “Competing Product” means any product, technology, process, system or service, in existence or under development, of any person or organization other than the Company which is the same as, similar to, or directly competes with a product, technology, process, system or service in existence or planned by the Company as of the termination of Executive’s employment hereunder. The parties acknowledge that the Company’s business after the date of this Agreement may evolve into other or additional areas and activities.  Executive and the Company agree that the terms of this Section 10(c) relating to non-competition are reasonable in scope and length and are necessary for the protection of the Company.  In the event that a court finds the scope of this provision to be unreasonably broad or if the length of time of this provision is found to be unreasonably long, an arbitrator or court, as applicable, shall narrow the scope or shorten the length of time to the extent required to render the provision reasonable and enforceable and shall enforce the provision as so narrowed.

(d)           While employed by the Company and for a period of one (1) year following Executive’s last receipt of compensation from the Company, whether the termination of Executive’s employment by either party was with or without Cause, the Executive will not (i) hire, induce, attempt to hire, assist in hiring, or cause to be hired, directly or indirectly, by another person or organization, any person who was an employee of the Company, and (ii) identify, or furnish any information about, any other employee of the Company to any other person or organization for the purpose of assisting or facilitating the hiring efforts of such other person or organization.

11.          Miscellaneous.

(a)           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto relating to the subject matter hereof, and this Agreement supersedes all prior understandings and agreements, whether oral or written, relating to the employment of the Executive by the Company.

(b)           Assignment.  This Agreement shall not be assignable or otherwise transferable by either party hereto, but any amounts owing to Executive upon the Executive’s death shall inure to the benefit of the Executive’s heirs, legatees, legal representatives, executor or administrator.  Notwithstanding the foregoing, this Agreement applies with the prior written consent of the Executive, which consent shall not be unreasonably withheld.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and any such respective heirs, legatees, executors, administrators, representatives, successors and assigns.

(c)           Notices.  All notices, demands, requests or other communications which may be, or are required to be given, served or sent by any party to any party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or telex and addressed as follows:

If to the Executive:	David Zaccardelli

If to the Company:	United Therapeutics Corporation

1110 Spring Street Silver Spring, Maryland 20910 Attn: Human Resources

(d)           Amendment; Waiver.  This Agreement shall not be amended, altered, modified or discharged except by an instrument in writing duly executed by the Executive and the Company.  Neither the waiver by the parties hereto of a breach of, or default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any such provisions, rights or privileges hereunder.

(e)           Severability.  The invalidity or unenforceabilty of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

(f)            Applicable Law.  This Agreement and the rights and obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of North Carolina, exclusive of the choice-of-laws rules thereunder.  The parties hereby irrevocably consent and submit to the exclusive jurisdiction of the courts located in the State of North Carolina in connection with any suit, action or other proceeding concerning the interpretation or enforcement of this Agreement.  Each party waives and agrees not to assert any defense that such courts lack jurisdiction, venue is improper, inconvenient forum or otherwise.

(g)           Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 8, 9, and 10 hereof shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth.

(h)           Execution.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the date first above written.

UNITED THERAPEUTICS CORPORATION

/s/ David Zaccardelli	/s/ Alyssa Friedrich
David Zaccardelli	By:	7/12/06

AMENDMENT

THIS AMENDMENT is made as of the 26th day of January 2007 to the Employment Agreement between David Zaccardelli (“Executive”) and United Therapeutics Corporation dated June 26, 2006 (the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as provided below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.  Compensation Upon Termination.  Section 8(e) of the Agreement shall be renumbered as Section 8(f).

2.  Compensation Upon Termination After Change of Control.  The following provision shall be added as Section 8(e) of the Agreement:

(e)           If Executive’s termination occurs during the Term of this Agreement and after of a Change in Control, regardless of the reason for the termination and regardless of whether the termination is initiated by Executive or by the Company, the Executive will be entitled to the following:

(i)            a lump-sum amount equal to the amount Executive would have been entitled to receive in Base Salary for the time remaining in Executive’s then current Term of employment;

(ii)           all stock options granted to Executive shall immediately vest as of the date of such termination and

(iii)          for purposes of this Agreement, the term “Change in Control” means any transfer of control of the Company by acquisition, merger, hostile takeover or for any reason whatsoever which qualifies as a “change in the ownership of effective control of the corporation” under Internal Revenue Code section 409A(a)(2)(A)(v).

3.  Effect.  No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect.

In witness whereof, the parties have executed this Amendment effective as of the date first written above.

UNITED THERAPEUTICS CORPORATION

/s/ David Zaccardelli	/s/ Roger Jeffs
David Zaccardelli

SECOND AMENDMENT THIS AMENDMENT is made as of the 23rd day of September 2009 to the Employment Agreement between David Zaccardelli (“Executive”) and United Therapeutics Corporation dated June 26, 2006 (the “Agreement”). WHEREAS, the parties desire to amend the Agreement as provided below. NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows: 1. Term. Section 2 of the Agreement shall be replaced in its entirety with the following: The employment of the Executive by the Company will commence on June 26, 2006 for a term of five (5) years continuing to and including June 25, 2011. The term (as herein extended) shall automatically be extended by one (1) additional year at the end of each year unless at least six (6) months prior to the end of the term or any anniversary thereof, the Company shall deliver to Executive or Executive shall deliver to the Company written notice that the term shall not be so extended. 2. Effect. No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect. In witness whereof, the parties have executed this Amendment effective as of the date first written above. UNITED THERAPEUTICS CORPORATION David Zaccardelli

AMENDMENT THIS AMENDMENT is made as of the 24th day of February 2010 to the Executive Employment Agreement (the “Agreement”) between David Zaccardelli (“Executive’*) and United Therapeutics Corporation (“Company”) dated June 26,2006, as amended. WHEREAS, the parties desire to amend the Agreement as provided below. NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows: 1. Compensation Upon Termination After Change of Control, Section 8(e) (ii) shall be replaced in its entirety with the following: (ii) all stock options and share tracking awards granted to Executive shall immediately vest as of the date of such termination and 2, Effect. No other provisions of the Agreement shall be affected by this Amendment, and all other provisions of the Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above. UNITED THERAPEUTICS CORPORATION DAVID ZACCARDELLI PAUL A. MAHON